                                                                     Exhibit 2.8

PAGES WHERE CONFIDENTIAL TREATMENT HAS BEEN REQUESTED ARE STAMPED "CONFIDENTIAL TREATMENT REQUESTED AND THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE COMMISSION", AND THE CONFIDENTIAL PORTION HAS BEEN REDACTED AND REPLACED WITH STARS (*****).

                                                    CONFIDENTIAL AND PROPRIETARY






                            CAPACITY LEASE AGREEMENT

                                 BY AND BETWEEN

                      WORLDWIDE FIBER NETWORK SERVICES LTD.
                                       and
                     WORLDWIDE FIBER NETWORK SERVICES, INC.


                                       AND


                         GT GROUP TELECOM SERVICES CORP.
                                       and
                      GT GROUP TELECOM SERVICES (USA) CORP.

                               DATED: May 24, 2000





EXECUTION COPY

                                                    CONFIDENTIAL AND PROPRIETARY


                                TABLE OF CONTENTS

ARTICLE     TITLE                                                          PAGE

1           Exhibits; Definitions                                             2
2           Lease                                                             5
3           Payment                                                           6
4           Acceptance Testing and Delivery                                   8
5           Lease Term                                                        9
6           Interconnection; Local Access; Collocation                       10
7           Maintenance and Repair                                           11
8           Use of the Capacity; Representations of Customer                 11
9           Indemnification                                                  12
10          Warranties; Limitation of Liability                              13
11          Insurance                                                        14
12          Notices                                                          15
13          Confidentiality                                                  16
14          Default                                                          17
15          Termination                                                      18
16          Force Majeure Events                                             18
17          Dispute Resolution                                               19
18          Assignment and Transfer Restrictions                             20
19          Representations                                                  20
20          General                                                          21

                                                    CONFIDENTIAL AND PROPRIETARY


                            CAPACITY LEASE AGREEMENT

         THIS CAPACITY LEASE AGREEMENT (this "Agreement") is made and entered into as of May 24, 2000 (the "Effective Date"), by and between Worldwide Fiber Network Services Ltd., an Alberta corporation and Worldwide Fiber Network Services, Inc., a Nevada corporation (collectively, "WFNS"), and GT Group Telecom Services Corp., a company organized under the laws of Canada and GT Group Telecom Services (USA) Corp., a Nevada corporation (collectively, "Customer").

                                    RECITALS

         A. WFNS, either directly or indirectly, is the holder of rights in (including without limitation indefeasible rights to use), has constructed or is constructing a fiber optic communications network, including optronics and other facilities (the "WFNS System"), which connects WFNS's points of presence in the cities identified in Exhibit A and any other mutually agreeable points of presence (the "Cities").

         B. Customer desires to obtain from WFNS certain telecommunications capacity along three (3) dedicated communications paths derived from specific wavelengths in the WFNS System, with each such path connecting the Cities set forth in Exhibit B (each dedicated communications path shall be referred to herein as a "Circuit"), all on the terms and conditions set forth below.

         C. Customer desires to obtain an option to lease from WFNS certain additional telecommunications capacity along dedicated communications paths in the WFNS System connecting certain of the Cities to be specified by the Customer, on the terms and conditions set forth below.

         D. Prior to the execution of this Agreement, WFNS and GT Group Telecom Services Corp. have entered into a Capacity Lease and Dark Fiber Agreement dated March 17, 2000, (the "Transaction Agreement") summarizing the business terms of this Agreement, the IRU Agreement and the Dark Fiber Sale Agreement and setting forth certain other agreements between WFNS and Customer.

         Accordingly, in consideration of the mutual promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, WFNS and Customer hereby agree as follows:

                                                    CONFIDENTIAL AND PROPRIETARY



                                    ARTICLE 1

                              EXHIBITS; DEFINITIONS


         1.1 Exhibits. The following exhibits are attached hereto, incorporated herein and made a part of this Agreement by this reference:


         Exhibit A:        Cities
         Exhibit B:        Circuits
         Exhibit B-1:      Monthly Fees
         Exhibit C:        Service Level Agreement
         Exhibit D:        Agreed Upon V&H Miles
         Exhibit E:        Local Access
         Exhibit F:        Collocation Space
         Exhibit G:        Collocation License Agreement

         1.2 Definitions. As used in this Agreement, the capitalized terms listed in this Section 1.2 and derivatives thereof shall have the meanings respectively ascribed to them in this Section 1.2.

         (a)      "Acceptance Date" shall have the meaning set forth in Section
                  4.2.

         (b)      "Additional Circuits" shall have the meaning set forth in
                  Section 2.4.

         (c) "Affiliate" means, with respect to any Person, any other Person, who directly or indirectly controls, is controlled by, or is under common control with that Person. As used in this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether by way of equity ownership, contract or otherwise.

         (d) "Agreement" shall have the meaning set forth in the introductory paragraph.

         (e) "Capacity" means ***** telecommunications capacity along a Circuit with a bandwidth level of ***** derived from a specific wavelength and provided by WFNS under the terms of this Agreement. The Capacity shall terminate at a fiber patch panel owned by WFNS in the WFNS Facilities set forth at Exhibit E or, where applicable, a fiber optic patch panel owned by WFNS and placed in a rack or wall mount space provided by Customer.

         (f)      "Circuit" shall have the meaning set forth in Recital B.

         (g)      "Completion Notice" shall have the meaning set forth in
                  Section 4.1.

         (h)      "Confidential Information" shall have the meaning set forth in
                  Section 13.1.


CONFIDENTIAL TREATMENT REQUESTED              2
AND THE REDACTED MATERIAL HAS BEEN
FILED SEPARATELY WITH THE COMMISSION

                                                    CONFIDENTIAL AND PROPRIETARY


         (i) "Customer" shall have the meaning set forth in the introductory paragraph.

         (j) "Costs" means actual, direct costs paid or payable in accordance with the established accounting procedures generally used by WFNS and which WFNS utilizes in billing third parties for reimbursable projects, including without limitation the following: (i) internal labor costs, including wages, salaries and benefits, and overhead allocable to such labor costs equal to *****, and (ii) other direct costs and out-of-pocket expenses on a pass-through basis (e.g., equipment, materials, supplies, contract services, etc.).

         (k) "Dark Fiber Sale Agreement" means that certain Fiber Sale Agreement entered into between GT Group Telecom Services Corp. and certain Affiliates of WFNS more or less contemporaneously herewith.

         (l)      "Delivery Date" shall have the meaning set forth in Section
                  4.1.

         (m)      "Dollars" or "$" means Canadian Dollars.

         (n) "Effective Date" shall have the meaning set forth in the introductory paragraph to this Agreement.

         (o)      "Cities" shall have the meaning set forth in Recital A.

         (p) "First Circuit" means that certain Circuit designated as such on Exhibit B, subject to Section 4.1.

         (q)      "Force Majeure Events" shall have the meaning set forth in
                  Article 16.

         (r)      "Initial Term" shall have the meaning set forth in Section
                  3.1.

         (s) "Impositions" means all taxes, fees, levies, imposts, duties, charges or withholdings of any nature (including, without limitation, ad valorem, real property, gross receipts, franchise, license, permit fees and any tax or charge levied to support the Universal Service Fund contemplated by the Telecommunications Act of 1996 or any state, provincial or Canadian (federal) equivalent), together with any penalties, fines or interest thereon arising out of the transactions contemplated by this Agreement by any federal, state or local government or other public taxing authority.

         (t) "Interest Rate" means the lower of (i) the highest rate permitted by law, or (ii) ***** per annum.

         (u) "IRU Agreement" shall mean that certain IRU Agreement entered into between GT Group Telecom Services (USA) Corp. and Worldwide Fiber Networks, Inc. (an Affiliate of WFNS) more or less contemporaneously herewith.

         (v)      "Lease" shall have the meaning set forth in Section 2.1.


CONFIDENTIAL TREATMENT REQUESTED              3
AND THE REDACTED MATERIAL HAS BEEN
FILED SEPARATELY WITH THE COMMISSION

                                                    CONFIDENTIAL AND PROPRIETARY


         (w)      "Lease Effective Date" shall have the meaning set forth in
                  Section 5.1.

         (x)      "Option Circuit" shall have the meaning set forth in Section
                  2.3.

         (y)      "Option Notice" shall have the meaning set forth in Section
                  2.3.

         (z) "Party" means each of WFNS and Customer and "Parties" shall mean WFNS and Customer.

         (aa)     "Permitted Assignee" shall have the meaning set forth in
                  Section 18.2.

         (bb) "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

         (cc)     "Renewal Term" shall have the meaning set forth in Section
                  3.1.

         (dd) "Second Circuit" means that certain Circuit designated as such on Exhibit B, subject to Section 4.1.

         (ee)     "Service Level Agreement" shall have the meaning set forth at
                  Section 4.1.

         (ff) "Term" shall mean, collectively, the Initial Term and any applicable Renewal Term.

         (gg) "Third Circuit" means that certain Circuit to be designated by Customer in accordance with Section 4.1.

         (hh) "V&H Miles" means the agreed upon miles for all purposes hereunder for each of the City pairs as set forth in detail on Exhibit D.

         (ii) "WFNS" shall have the meaning set forth in the introductory paragraph.

         (jj) "WFNS Account" means the following bank account of WFNS, which may be modified or changed by WFNS in writing from time to time:

                  Account Name:     Worldwide Fiber Network Services, Inc.
                  Account Number:   69058618
                  Bank Name:        Bank of America
                  ABA No.:          125000024
                  Reference:        CASC Department

         (kk)     "WFNS System" shall have the meaning set forth in Recital A.

         Certain other defined terms shall have the respective meanings ascribed to them elsewhere in this Agreement.

                                                    CONFIDENTIAL AND PROPRIETARY


                                    ARTICLE 2

                                      LEASE

         2.1 As of the Lease Effective Date for each Circuit, WFNS shall provide to Customer, and Customer shall receive from WFNS, the exclusive right to use the Capacity for such Circuit on the terms and conditions set forth in this Agreement (the "Lease").

         2.2 WFNS represents and warrants that it possesses those certain rights to the Capacity necessary for WFNS to deliver and lease the Capacity to Customer. WFNS shall keep the Capacity free from all claims, liens, encumbrances, rights or claims of any third party attributable to WFNS which have a material adverse effect on the right of Customer to use the Capacity as contemplated by this Agreement.

         2.3 At any time during the period after the Lease Effective Date for each of the First Circuit, Second Circuit and Third Circuit and prior to the third anniversary of this Agreement, Customer may, at its option, elect to lease from WFNS Capacity along an additional dedicated communications path connecting certain designated Cities and any other cities to which WFNS may agree in writing (the "Option Circuit") on the same terms and conditions and for the same Term as the other Circuits leased pursuant to this Agreement. Customer shall make such election by delivering to WFNS written notice (the "Option Notice") specifying Customer's election to take the Option Circuit and the configuration of the dedicated communications path for the Option Circuit. Except where otherwise specifically provided, such Option Circuit shall be considered a Circuit for the purposes of this Agreement.

         2.4 At any time after the Lease Effective Date of the Option Circuit and subject to availability, Customer may, at its option, elect to lease Capacity from WFNS along additional dedicated communications paths connecting certain of the Cities (the "Additional Circuits") at WFNS's then prevailing market price for Additional Circuits, but in any event not to exceed the Monthly Fees (based on DS-O V&H Miles for the primary path) and the Installation Fees paid for the First Circuit leased pursuant to this Agreement, and otherwise on the same terms and conditions as this Agreement. Subject to Force Majeure Events and availability, WFNS shall use commercially reasonable efforts to deliver the Capacity to Customer with respect to each Additional Circuit within ninety (90) days of WFNS's acceptance of a delivery request for such Additional Circuit.

                                                    CONFIDENTIAL AND PROPRIETARY


                                    ARTICLE 3

                                     PAYMENT

         3.1 In consideration of the Lease hereunder by WFNS to Customer, Customer agrees to pay to WFNS the monthly fees with respect to each Circuit as set forth at Exhibit B-1 (the "Monthly Fees"). WFNS will invoice Customer in advance on a monthly basis for the Monthly Fees. Customer shall pay such invoices within thirty (30) days of receipt. The Monthly Fees are inclusive of all operating and maintenance costs.

         3.2 Customer shall pay WFNS an installation charge for each Circuit in the amount of $***** (the "Installation Fee"), which Installation Fee shall be due and payable on the Acceptance Date for such Circuit.

         3.3 All payments made by Customer under this Agreement in excess of $***** shall be made by wire transfer of immediately available funds to the WFNS Account. Payments of all other amounts by Customer hereunder may be made by wire transfer or by company check of immediately available funds payable to WFNS.

         3.4 If Customer fails to make any payment under this Agreement when due, then, in addition to such sum and to any other rights and remedies that WFNS may have, Customer shall pay interest on such unpaid amount at the Interest Rate until such sum is paid in full and such interest shall accrue both before and after judgment. Notwithstanding the foregoing, no interest shall accrue on any payment that is disputed in good faith by Customer while such dispute is pending. If such dispute is later resolved in favor of WFNS, such amount shall bear interest at the Interest Rate from the date when due until paid.

         3.5 In addition to the amounts payable under Sections 3.1 and 3.2, Customer shall be responsible to pay directly or reimburse WFNS, as requested by WFNS, for all other sums, costs, fees and expenses that are required to be paid under this Agreement. WFNS will invoice Customer for all sums, costs, fees and expenses owed by Customer to WFNS, and Customer shall pay such invoices within thirty (30) days of the invoice date, except for the Monthly Fees which shall be paid in accordance with Section 3.1 and the Installation Fee which shall be paid in accordance with Section 3.2.

         3.6 All payments made by Customer under this Agreement shall be made without any deduction or withholding for or on account of any Imposition, with Customer being solely responsible to pay all such Impositions and hold WFNS harmless for the payment of such Impositions. If Customer is required by law to make any deduction or withholding from any payment due WFNS, then, notwithstanding anything to the contrary contained in this Agreement, the gross amount payable by Customer to WFNS shall be increased so that after any such deduction or withholding for such Impositions or any additional deduction or withholding on account of any Imposition caused by such additional gross-up payment, the net amount received by WFNS will not be less than what WFNS would have received had no deduction or withholding been required; provided, however, if WFNS and Customer mutually agree that WFNS is eligible for any reimbursement of non-United States taxes or assessments levied, WFNS will refund to Customer the reimbursement amount up to but no higher than any gross-up


CONFIDENTIAL TREATMENT REQUESTED             6
AND THE REDACTED MATERIAL HAS BEEN
FILED SEPARATELY WITH THE COMMISSION

                                                    CONFIDENTIAL AND PROPRIETARY


 payment.

         3.7 Customer's obligation to pay the Monthly Fees, the Installation Fee and other amounts under this Agreement shall not be subject to any rights of set-off, counterclaim, deduction, defense or other right which Customer may have against WFNS or any other party.

         3.8 Notwithstanding anything contained in this Agreement to the contrary, in the event WFNS is unable to deliver to Customer the primary path of any cross section or portion of a Circuit because the WFNS System is not yet ready for commercial service during the Initial Term along such cross section, the Parties shall in good faith work together to either (a) procure Capacity from a third party along such cross section or (b) configure the Circuit without such cross section. If the Parties decide to procure such Capacity from a third party, the Parties shall mutually select the third-party provider and WFNS shall be responsible for the costs (whether paid by WFNS or Customer) of any Capacity so procured, provided WFNS's obligation shall not exceed the lowest available costs for comparable Capacity from any third-party provider, and further provided that if the cost of such alternative Capacity is less than $***** per DS-O V&H Mile, Customer shall receive a credit equal to the difference between such cost and $***** per DS-O V&H Mile. If the Parties decide to configure the Circuit without such cross section and the cross section is along the primary path, Customer shall receive a credit for such cross section based on the rate of $***** per DS-O V&H Mile.

         3.9 Notwithstanding anything contained in this Agreement to the contrary, that percentage of the Monthly Fees and Installation Fees in respect of the portion (based on V&H Miles for the primary path) of a Circuit located in Canada shall be paid to Worldwide Fiber Network Services Ltd. by GT Group Telecom Services Corp., and the balance in respect of the portion of a Circuit located in the United States shall be paid to Worldwide Fiber Network Services, Inc. by GT Group Telecom Services (USA) Corp. Exhibit B sets forth the allocation of V&H Miles between the United States and Canada with respect to the First Circuit and Second Circuit.

         3.10 GT Group Telecom Services Corp. hereby absolutely and unconditionally guarantees, as principal and not as surety, the payment by GT Group Telecom Services (USA) Corp. (and its respective successors and permitted assigns) of each and all of its financial obligations and liabilities to Worldwide Fiber Network Services, Inc. under this Agreement, as the same may be amended, changed, replaced, settled, compromised or otherwise modified from time to time, and irrespective of any bankruptcy or insolvency of GT Group Telecom Services (USA) Corp. or any successor or permitted assignee.


CONFIDENTIAL TREATMENT REQUESTED             7
AND THE REDACTED MATERIAL HAS BEEN
FILED SEPARATELY WITH THE COMMISSION

                                                    CONFIDENTIAL AND PROPRIETARY


                                    ARTICLE 4

                         ACCEPTANCE TESTING AND DELIVERY

         4.1 WFNS shall commence installation of the Capacity for Customer with respect to each Circuit upon acceptance of a written delivery request with respect to such Circuit. Customer requests the First and Second Circuits as set out in Exhibit B. WFNS shall, within ten (10) days of the Effective Date, accept or otherwise respond to such request. Customer shall so request the Third Circuit prior to July 1, 2000, specifying the configuration of such Circuit. WFNS shall use commercially reasonable efforts to deliver the Capacity to Customer with respect to each Circuit within 60 days of WFNS's acceptance of a delivery request for such Circuit. Subject to the Force Majeure Events and except as set forth on Exhibit D, in the event the Acceptance Date with respect to a Circuit has not occurred within 67 days of WFNS's acceptance of a delivery request for such Circuit (the "Delivery Date"), Customer's sole remedy shall be a one-time credit against the Monthly Fee with respect to such Circuit as set forth in Exhibit C. When WFNS has determined that the Capacity with respect to each Circuit is operating substantially in conformity with the applicable service levels set forth in Exhibit C (the "Service Level Agreement"), WFNS shall promptly provide Customer written notice of the same (a "Completion Notice"). Each Completion Notice shall set forth the date upon which WFNS will commence delivery of the Capacity with respect to such Circuit and specify the wavelength from which such Capacity is derived.

         4.2 Within ten (10) days of receipt of a Completion Notice, Customer shall provide WFNS a written notice accepting or rejecting the Capacity, specifying in reasonable detail, if rejected, the defect or failure in the Capacity. If Customer fails to notify WFNS of its acceptance or rejection of the Completion Notice within ten (10) days following Customer's receipt of the same, Customer shall be deemed to have accepted such Capacity. Any use of Capacity by Customer other than for testing purposes shall be deemed to constitute acceptance of the Capacity. The date of such notice of acceptance or deemed acceptance of the Capacity shall be the "Acceptance Date." In the event of any good-faith rejection by Customer, WFNS shall take such action as reasonably necessary, and as expeditiously as practicable, to correct or cure such defect or failure. Customer shall in no event be entitled to commence use of the Capacity with respect to each Circuit until after WFNS has received payment in full of all payments due under this Agreement, including without limitation the Installation Fee with respect to such Circuit.

         4.3 Notwithstanding anything to the contrary contained in this Agreement, WFNS may procure and deliver any portion of the Capacity from third parties (whether under a lease, sublease or otherwise) in lieu of constructing and installing the WFNS System; provided, any such portion of the Capacity shall connect the applicable Cities as set forth on Exhibit B and shall operate in accordance with the requirements of Section 4.1 above. Subject to the prior consent of Customer, which consent shall not be unreasonably withheld or delayed, WFNS may also substitute, change or reconfigure the telecommunications equipment and facilities used in providing the Capacity as long as the quality and type of Capacity is not impaired or changed. In such event, the Parties shall work together in good faith to minimize any disruption of service in connection with such substitution, change or reconfiguration. Notwithstanding anything to the contrary contained in this Agreement, Customer shall have no right to object to or otherwise participate in the configuration of the WFNS System or telecommunications capacity derived therefrom.

                                                    CONFIDENTIAL AND PROPRIETARY


                                    ARTICLE 5

                                   LEASE TERM

         5.1 The Lease with respect to each Circuit shall become effective on the first day when both the Acceptance Date has occurred and WFNS has received payment in full of the Installation Fee (the "Lease Effective Date"), and shall extend for a period of thirty-six (36) months (the "Initial Term"), unless extended in accordance with Section 5.3; provided however that if Customer fails to provide WFNS a written delivery request for the Third Circuit on or before July 1, 2000, the Lease Effective Date, only for purposes of Customer's obligation to pay Monthly Fees for such Third Circuit shall be September 11, 2000 for such Third Circuit.

         5.2 At the expiration of the Term with respect to each Circuit or other termination of this Agreement, the Lease shall immediately terminate, and all rights of Customer to use the Capacity with respect to such Circuit shall cease. The expiration of the Term or termination of this Agreement shall not relieve Customer from any liabilities arising prior to such termination. In the event Customer terminates the Lease of any Circuit prior to the end of the Initial Term, Customer shall, upon such termination, pay WFNS any and all of the remaining Monthly Fees payable with respect to the Initial Term.

         5.3 At the end of the Initial Term for each Circuit, Customer may elect, at its option, to extend the Lease for an additional seventeen (17) years (the "Renewal Term"). Customer shall provide WFNS with a minimum of three (3) months prior written notice of its intent to exercise such option. In the event Customer terminates the Lease of any Circuit during, but prior to the expiration of, the Renewal Term, Customer shall, upon such termination, pay WFNS any and all Monthly Fees accrued to the date of the termination.

                                                    CONFIDENTIAL AND PROPRIETARY


                                    ARTICLE 6

                   INTERCONNECTION; LOCAL ACCESS; COLLOCATION

         6.1 WFNS shall provide local access interconnections from certain WFNS facilities to certain Customer facilities and in the circumstances set forth in Exhibit E. WFNS shall bear the responsibility and cost for all such interconnection work in such circumstances. Customer shall ensure timely access to Customer's personnel and Customer's facilities to facilitate the provisioning of local access with respect to the interconnections. To the extent such interconnections require the cooperation or assistance of a third party, Customer shall cooperate and assist WFNS in coordinating with such third party. Customer shall bear the cost of any necessary payments to such third parties for such interconnection work. With respect to those facilities and in the circumstances set forth on Exhibit E, WFNS shall use commercially reasonable efforts to provide to Customer, for redundancy purposes, a separate cable for local access as generally set forth in Exhibit E; however, where procurement or installation of such separate cable cannot be accomplished without incurring more than nominal costs, WFNS shall provide Customer a separate circuit within the same cable for such local access. In the event that WFNS declines to perform any interconnection work that is required to be performed by WFNS under this
Section 6.1, Customer may perform, or cause to be performed, such interconnection work and WFNS shall pay Customer for all Costs associated therewith. Notwithstanding the foregoing, where such interconnection work affects or could affect the WFNS System, in any manner, WFNS shall, in its sole and absolute discretion, perform, cause to perform and/or supervise the performance of such work.

         6.2 For all interconnections at facilities not listed on Exhibit E and for facilities listed on Exhibit E and not meeting the conditions to WFNS's obligation to perform listed thereon, WFNS shall (except as may be otherwise agreed to in writing by Parties) perform the interconnection work and Customer shall pay WFNS for all Costs associated therewith, together with a management fee equal to ***** of such Costs. In the event that WFNS declines to perform any interconnection work as provided for under this Section 6.2, Customer may perform, or cause to be performed, such interconnection work at its cost and expense; provided, however, that if such interconnection work was work agreed by the Parties in writing to be performed at WFNS's cost, WFNS shall pay Customer for all Costs associated therewith. Notwithstanding the foregoing, where such interconnection work affects or could affect the WFNS System, in any manner, WFNS shall, in its sole and absolute discretion, perform, cause to perform and/or supervise the performance of such work.

         6.3 As soon as space in each facility becomes available, WFNS will provide Customer, at Customer's option, during the Term with use of at least that certain amount of space in those WFNS facilities as delineated on Exhibit
F. Customer's occupancy of such space in those WFNS facilities delineated on Exhibit F shall be governed by the terms and conditions of WFNS's standard form collocation agreement set forth at Exhibit G. The first ***** protected power/cabinet racks in such locations occupied hereunder or under the IRU Agreement or the Dark Fiber Sale Agreement will be at the rate of $***** per month per rack and any rack occupied in addition thereto at such locations will be at WFNS's then current market rate. Customer must elect to take such space within six (6) months of WFNS communicating to Customer of space availability, otherwise such space would be subject to availability and at WFNS's then current rate.


CONFIDENTIAL TREATMENT REQUESTED            10
AND THE REDACTED MATERIAL HAS BEEN
FILED SEPARATELY WITH THE COMMISSION

                                                    CONFIDENTIAL AND PROPRIETARY


         6.4 WFNS acknowledges that in certain circumstances it may be beneficial to WFNS to have Customer perform for WFNS certain local access interconnection work as WFNS's contractor. In such circumstances, WFNS may contact Customer to perform such work and if Customer desires to perform such work, WFNS shall pay Customer for all Costs associated therewith, together with a management fee equal to ***** of such Costs.

                                    ARTICLE 7

                             MAINTENANCE AND REPAIR

         7.1 During the Term, the Capacity shall be maintained in good working order and in accordance with industry standards.

         7.2 Customer shall have no right to physically access in any manner the WFNS System or any components thereof.

                                    ARTICLE 8

                USE OF THE CAPACITY; REPRESENTATIONS OF CUSTOMER

         8.1 Customer represents, warrants and covenants during the Term that
(a) it will use the Capacity in compliance with and subject to all applicable government codes, ordinances, laws, rules and regulations and will require its customers that purchase telecommunications services, circuits or capacity from Customer or its affiliates do the same, (b) it shall not use its systems in a way that interferes in any way with or adversely affects the use of the WFNS System or any other Person using the WFNS System or capacity thereon, (c) during the Term, no less than ***** of Customer's use of the Capacity on that portion of any Circuit located in the United States shall constitute interstate or international transmissions, and (d) it shall secure with respect to each Circuit, and maintain in full force and effect during the Term of such Circuit, any and all necessary consents, franchises or similar approvals from all governmental and other authorities which are necessary or required to be obtained by Customer for WFNS to lease the Capacity to Customer and for the use, resale and operation of the Capacity by Customer, as applicable from time to time. Customer acknowledges that the WFNS System includes or will include other participants, including without limitation WFNS and other owners and users of telecommunications systems and additional telecommunication capacity.

         8.2 Customer and WFNS each agree to cooperate with and support the other in complying with any requirements applicable to their respective rights and obligations hereunder. Customer and WFNS shall promptly notify each other of any matters pertaining to, or the occurrence (or impending occurrence) of, any event which would be reasonably likely to give rise to any damage or impending damage to or loss of the WFNS System or any capacity or services thereon that are known to such Party.


CONFIDENTIAL TREATMENT REQUESTED            11
AND THE REDACTED MATERIAL HAS BEEN
FILED SEPARATELY WITH THE COMMISSION

                                                    CONFIDENTIAL AND PROPRIETARY


                                    ARTICLE 9

                                 INDEMNIFICATION

         9.1 Subject to the provisions of Article 10, WFNS hereby agrees to indemnify, defend, protect and hold harmless Customer and its employees, officers and directors, from and against, and assumes liability for all suits, actions, damages or claims of any character (a) brought against Customer or its Affiliates because of any injuries or damage received or sustained by any persons or property which in whole or in part arise on account of the negligent acts or omissions of WFNS in the performance of construction or maintenance of the WFNS System; and (b) brought against Customer or its Affiliates under the workers compensation laws, except to the extent caused by the negligence or willful misconduct of the parties indemnified hereunder.

         9.2 Subject to the provisions of Articles 10, Customer hereby agrees to indemnify, defend, protect and hold harmless WFNS, and its employees, officers and directors, from and against, and assumes liability for all suits, actions, damages or claims of any character (a) brought against WFNS or its Affiliates because of any injuries or damage received or sustained by any persons or property which in whole or in part arise on account of the negligent acts or omissions of Customer in the performance of its obligations under this Agreement; (b) brought against WFNS or its Affiliates under the workers compensation laws, except to the extent caused by the negligence or willful misconduct of the parties indemnified hereunder; (c) brought against WFNS or its Affiliates because of any damage arising out of or resulting from Customer's use of the Capacity, including without limitation the content of any video, voice or data carried by Customer or its customers through or using the Capacity; and (d) brought against WFNS or its Affiliates by a party and arising out of, caused by, related to or based upon a contractual or other relationship between such claiming party and the Customer as it relates to the Capacity or this Agreement, except to the extent caused by the willful misconduct or gross negligence of WFNS.

         9.3 Nothing contained herein shall operate as a limitation on the right of either Party hereto to bring an action for damages against any third party, including indirect, special or consequential damages, based on any acts or negligent omissions of such third party as such acts or omissions may affect the construction, operation or use of the Capacity or the WFNS System; provided, however, that each Party hereto shall assign such rights or claims, execute such documents and do whatever else may be reasonably necessary to enable the other Party to pursue any such action against such third party.

         9.4 Notwithstanding the foregoing provisions of this Article 9, to the extent WFNS is required under the terms and provisions of any easement, right-of-way, lease or indefeasible right of use agreement relating to the provisioning of the Capacity hereunder ("Use Agreements"), to indemnify the grantor or provider thereof from and against any and all claims, demands, suits, judgments, liabilities, losses or expenses arising out of or related to such Use Agreements, regardless of the cause, Customer hereby releases, and waives any claims against, such grantor or provider from the same, regardless of whether such claims, suits, judgments, liabilities, losses or expenses arise from the sole or partial negligence, willful misconduct or other action or inaction, of such grantor or provider or its employees, servants, agents, contractors, subcontractors or other Persons using the property covered by such Use Agreements.

                                                    CONFIDENTIAL AND PROPRIETARY


                                   ARTICLE 10

                       WARRANTIES; LIMITATION OF LIABILITY

         10.1 Notwithstanding anything contained in this Agreement to the contrary, the Parties acknowledge and agree that on and after the Acceptance Date, Customer's sole rights and remedies with respect to any defect in or late delivery of the Capacity or failure of the Capacity to perform in accordance with the Service Level Agreement, shall be limited to the remedies set forth in the Service Level Agreement.

         10.2 NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL COSTS, LIABILITIES OR DAMAGES, WHETHER FORESEEABLE OR NOT, ARISING OUT OF, OR IN CONNECTION WITH, SUCH PARTY'S PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT OR OTHERWISE RELATED TO THIS AGREEMENT.

         10.3. EXCEPT AS SET FORTH IN THE SERVICE LEVEL AGREEMENT, WFNS MAKES NO WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE CAPACITY, THE WFNS SYSTEM, OR ANY WORK PERFORMED UNDER THIS AGREEMENT INCLUDING ANY AND ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE OR USE, AND ALL SUCH WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. THE WARRANTIES SET FORTH IN THIS AGREEMENT CONSTITUTE THE ONLY WARRANTIES MADE BY WFNS TO CUSTOMER WITH RESPECT TO THIS AGREEMENT AND ARE MADE IN LIEU OF ALL OTHER WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED.

         10.4. The Parties expressly agree that no claim for losses or damages whatsoever in connection with this Agreement shall be made more than two (2) years after the date that the event giving rise to such claim is known or reasonably should have been known to the Party making such claim.

                                                    CONFIDENTIAL AND PROPRIETARY


                                   ARTICLE 11

                                    INSURANCE

         11.1 Following the Acceptance Date, and throughout the Term of each Circuit, each Party shall procure and maintain in force, at its own expense:

              (a) not less than $5,000,000 combined single limit liability insurance, on an occurrence basis, for personal injury, bodily injury and property damage, including, without limitation, injury or damage arising from the operation of unlicensed vehicles or equipment and liability for completed operations;

              (b) workers' compensation insurance in amounts required by applicable law and employers' liability insurance with a limit of at least $1,000,000 per occurrence; and

              (c) automobile liability insurance covering death or injury to any person or persons, or damage to property arising from the operation of licensed vehicles or equipment, with limits of not less than $5,000,000 per occurrence.

         11.2 Unless otherwise agreed, the Parties insurance policies shall be obtained and maintained with companies rated "A" or better by Best's Key Rating Guide and each Party shall provide the other with an insurance certificate confirming compliance with this requirement for each policy providing such required coverage.

         11.3 If either Party fails to obtain the required insurance or fails to obtain the required certificates from any contractor and a claim is made or suffered, such Party shall indemnify and hold harmless the other Party from any and all claims for which the required insurance would have provided coverage. Further, in the event of any such failure which continues after seven (7) days' written notice thereof by the other Party, such other Party may, but shall not be obligated to, obtain such insurance and will have the right to be reimbursed for the cost of such insurance by the Party failing to obtain such insurance.

         11.4 In the event coverage is denied or reimbursement of a properly presented claim is disputed by the carrier for insurance provided above, the Party carrying such coverage shall make good-faith efforts to pursue such claim with its carrier.

         11.5 Customer and WFNS hereby mutually waive their respective rights of recovery against each other and the officers, directors, shareholders, partners, joint venturers, employees, agents, customers, invitees, or business visitors of either Party, for any loss arising from any cause covered or that would be covered by fire, extended coverage, All Risks or other insurance required to be carried under this Agreement or now or hereafter existing for the benefit of the respective Party. Customer and WFNS will cause from time to time their respective insurers to issue appropriate waiver of subrogation rights endorsements to all property insurance policies carried in connection with their respective property.

                                                    CONFIDENTIAL AND PROPRIETARY


                                   ARTICLE 12

                                     NOTICES

         All notices and other communications required or permitted under this Agreement shall be in writing and shall be given by hand delivery (including by means of a professional messenger service or overnight mail) or facsimile addressed as follows:

         To Customer:      GT Group Telecom Services Corp.
                           20 Bay Street, 7th Floor
                           Toronto, Ontario
                           M5J 2N8

                           Attention: Executive Vice President, Carrier Services
                           Attention:  General Counsel
                           Facsimile: (416) 943-1265

                           GT Group Telecom Services (USA) Corp.
                           20 Bay Street, 7th Floor
                           Toronto, Ontario
                           M5J 2N8

                           Attention: Executive Vice President, Carrier Services
                           Attention:  General Counsel
                           Facsimile: (416) 943-1265

         If to WFNS:       Worldwide Fiber Network Services, Inc.
                           Worldwide Fiber Network Services Ltd.
                           143 Union Blvd., Suite 300
                           Lakewood, Colorado 80228

                           Attention: Senior Vice President, Carrier Services
                           Attention: General Counsel
                           Facsimile: (303) 854-5100

         With a copy to:   Worldwide Fiber Network Services Ltd.
                           Worldwide Fiber Network Services, Inc.
                           1510, 1066 West Hastings Street
                           Vancouver, British Columbia, Canada
                           V6E 3X1
                           Attention: General Counsel
                           Facsimile: (604) 681-0291

         Any such notice or other communication shall be deemed to be effective when actually received or refused. Either Party may by similar notice given change the address to which future notices or other communications shall be sent.

                                                    CONFIDENTIAL AND PROPRIETARY


                                   ARTICLE 13

                                 CONFIDENTIALITY

         13.1 This Agreement and all materials, data, and other documents which are marked confidential and disclosed by one Party to the other in fulfilling the provisions and intent of this Agreement, are and shall be confidential (the "Confidential Information"). Neither Party shall divulge or otherwise disclose the Confidential Information to any third party without the prior written consent of the other Party, except that either Party may make disclosure to those required for the implementation or performance of this Agreement, auditors, attorneys, financial advisors, lenders and prospective lenders, funding partners and prospective funding partners, provided that in each case the permitted recipient agrees is advised of the confidentiality provisions set forth in this Section 13.1. In addition, either Party may make disclosure in performance of one's (or its Affiliates) obligations as a public company or if required or requested by law, administrative or regulatory order, judicial decreee, legal process, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand, or other similar process, subject to the following items: (a) the disclosing Party shall disclose only the Confidential Information which is legally required based upon advice of independent legal counsel; (b) the disclosing Party will notify the other Party, when reasonable possible, of any such disclosure; (c) the non-disclosing Party will then have the right, at its sole expense, to bring proceedings in its name to enjoin such disclosure; and (d) the disclosing Party will, at the request of the non-disclosing Party and at the non-disclosing Party's expense, take reasonable steps to cooperate with the non-disclosing Party in such proceedings.

         13.2 Nothing herein shall be construed as granting any right or license under any copyrights, inventions, or patents now or hereafter owned or controlled by a Party.

         13.3 Upon termination of this Agreement for any reason or upon request of a Party, each Party shall return all Confidential Information, together with any copies of same, to the other Party. The requirements of confidentiality set forth herein shall survive the return of such Confidential Information.

         13.4 Neither Party shall, without first obtaining the written consent of the other Party, use any trademark or trade name of such other Party or refer to the subject matter of this Agreement or such other Party in any promotional activity or otherwise, nor disclose to others any specific information about the subject matter of this Agreement. Neither Party shall issue any publication or press release relating directly or indirectly to this Agreement without first notifying the other Party of the same and attempting to mutually agree on the content of such publication or press release. If no agreement as to the content is reached, each Party may issue separate press releases.

         13.5 The provisions of this Article shall survive expiration or other termination of this Agreement.

                                                    CONFIDENTIAL AND PROPRIETARY


                                   ARTICLE 14

                                     DEFAULT

         14.1 A default shall be deemed to have occurred under this Agreement if:

              (a) in the case of a failure to pay any amount when due under this Agreement, a Party fails to pay such amount within ten (10) days after notice specifying such breach, or

              (b) in the case of any other material breach of this Agreement, a Party fails to cure such material breach within thirty (30) days after notice specifying such breach, provided that if the breach is of a nature that cannot be cured within thirty (30) days, a default shall not have occurred so long as the breaching Party has commenced to cure within said time period and thereafter diligently pursues such cure to completion, or

              (c) either of the following occur (i) a Party makes a general assignment for the benefit of its creditors, files a voluntary petition in bankruptcy or any petition or answer seeking, consenting to, or acquiescing in reorganization, arrangement, adjustment, composition, liquidation, dissolution or similar relief; or (ii) an involuntary petition in bankruptcy, other insolvency protection against either Party is filed and not dismissed within one hundred twenty days (120) days, or

              (d) a default or an event of default occurs (after any applicable notice and/or grace period) under either the Dark Fiber Sale Agreement or the IRU Agreement.

         14.2 In the event of any default under this Agreement the non-defaulting Party may avail itself of one or more of the following remedies:
(a) take such actions as it determines, in its sole discretion, to correct the default; and/or (b) pursue any legal remedies it may have under applicable law or principles of equity, including specific performance. Without limiting the foregoing, if the default consists of a failure of Customer to pay to WFNS any part of the Monthly Fees, WFNS may terminate any and all of its obligations under this Agreement, and apply any and all amounts previously paid by Customer hereunder toward the payment of any other amounts then or thereafter payable by Customer under this Agreement or suspend the provisioning of the Capacity hereunder.

         14.3 A waiver by either Party at any time of any of its rights as to anything herein contained shall not be deemed to be a waiver of any breach of covenant or other matter subsequently occurring.

                                                    CONFIDENTIAL AND PROPRIETARY


                                   ARTICLE 15

                                   TERMINATION

         This Agreement shall automatically terminate on the expiration or termination of the Term of all Circuits, or earlier as provided in this Agreement. Upon the expiration of the Term of a Circuit or other termination of this Agreement, the Lease of such Circuit shall immediately terminate and all rights of Customer to use the Capacity respecting such Circuit shall cease, all such rights shall revert to WFNS, and WFNS shall owe Customer no further duties, obligations or consideration. Termination of this Agreement shall not affect the rights or obligations of either Party that have arisen before the date of termination or expiration.

                                   ARTICLE 16

                              FORCE MAJEURE EVENTS

         Except for Customer's obligation to pay the Monthly Fees and the Installation Fee with respect to each Circuit, neither Party shall be in default under this Agreement if and to the extent that any failure or delay in such Party's performance of one or more of its obligations hereunder is caused by any of the following conditions, and such Party's performance of such obligation or obligations shall be excused and extended for and during the period of any such delay: act of God; fire; flood; fiber, cable, equipment or other material or component failures, shortages or unavailability or other delay in delivery not resulting from the responsible Party's failure to timely place orders therefor; lack of or delay in transportation; permitting delays provided such delay is not resulting from the responsible Party's failure to timely prosecute the same; government codes, ordinances, laws, rules, regulations or restrictions; war or civil disorder; strikes or other labor disputes; failure of a third party to grant or recognize a required property, right of way or license right; or any other cause beyond the reasonable control of such Party (collectively, "Force Majeure Events"). The Party claiming relief under this Article shall notify the other in writing of the existence of the event relied on and the cessation or termination of said event, and the Party claiming relief shall exercise reasonable commercial efforts to minimize the time of any such delay. Without limiting the foregoing, a failure, shortage, unavailability or other delay in delivery of the fiber, cable, equipment or component shall not preclude Customer from receiving a credit in accordance with the Service Level Agreement.

                                                    CONFIDENTIAL AND PROPRIETARY


                                   ARTICLE 17

                               DISPUTE RESOLUTION

         17.1 Negotiation. The Parties will attempt to resolve any dispute arising out of this Agreement promptly through discussions at the operational level. In the event a resolution is not achieved, the disputing Party shall provide the other Party with written notice of the same and the Parties shall attempt to resolve such dispute between senior officers who have the authority to settle such dispute. All negotiations conducted by such officer shall be confidential and shall be treated as compromise and settlement negotiations. If the Parties fail to resolve such dispute within thirty (30) days of the non-disputing Party's receipt of the written notice, either Party may initiate legal proceedings, subject to Section 17.2, to resolve such dispute.

         17.2 Arbitration. Any dispute with respect to the subject matter of this Agreement, shall be referred to and finally resolved by arbitration under the Rules of the British Columbia International Commercial Arbitration Centre. The appointing authorities shall be the British Columbia International Commercial Arbitration Centre. The case shall be administered by the British Columbia International Commercial Arbitration Centre in accordance with its "Procedures for Cases Under the BCICAC Rules". The place of arbitration shall be Vancouver, British Columbia, Canada. There shall be three arbitrators. The arbitrators shall be individuals with experience in the telecommunications industry and, in particular, with experience in the purchase and sale of telecommunications capacity. The arbitrators' decision and award shall be final and binding, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

                                                    CONFIDENTIAL AND PROPRIETARY


                                   ARTICLE 18

                      ASSIGNMENT AND TRANSFER RESTRICTIONS

         18.1 Except as provided in Section 18.2, Customer may not transfer or assign all or any part of its interest under this Agreement, or delegate any duties, burdens, or obligations arising hereunder, without WFNS's consent, which consent may be given or withheld in WFNS's sole discretion. A transfer or assignment in violation of this Article 18 shall constitute a material breach of this Agreement. If any such consent is given, Customer nevertheless shall remain fully and primarily liable for all obligations under this Agreement. Notwithstanding anything to the contrary contained in this Article 18, Customer may sell, assign, exchange, lease or otherwise transfer all or any portion of the Capacity.

         18.2 Subject to Section 18.1, Customer may assign this Agreement in whole, but not in part, to a Permitted Assignee. As used herein, the term "Permitted Assignee" shall mean (a) any Affiliate of Customer, (b) any Person that purchases all or substantially all of the assets of Customer, or any other Person formed by or surviving the merger or consolidation of Customer and any other Person or (c) any institutional lender to whom this Agreement is assigned as collateral security for any indebtedness of Customer or any Affiliate of Customer, provided that such collateral assignment is subject to the terms of this Agreement. Upon any assignment to a Permitted Assignee, the assignor shall remain responsible for performance under this Agreement. Any Permitted Assignee pursuant to subparagraph (a) or (b) above shall expressly assume all obligations and liabilities with respect to the Agreement which arise after the effective date of assignment or transfer, prior to or upon the effectiveness of such assignment and, in the case of an assignment as provided in subparagraph (c) of this Section 18.2, in the event the institutional lender exercises its rights with respect to this Agreement it shall expressly assume all obligations and liabilities with respect to the Agreement which arise thereafter.

         18.3 Nothing contained in this Article 18 shall be deemed or construed to prohibit WFNS from assigning or otherwise transferring this Agreement in whole or in part.

         18.4 This Agreement and each of the Parties' rights and obligations under this Agreement shall be binding upon and shall inure to the benefit of the Parties, hereto and each of their respective permitted successors and assigns.

                                   ARTICLE 19

                                 REPRESENTATIONS

         By execution of this Agreement, each Party represents and warrants to the other: (a) that the representing Party has full right and authority to enter into and perform this Agreement in accordance with the terms hereof and thereof, and that by entering into or performing this Agreement, the representing Party is not in violation of its charter or bylaws, or any law, regulation or agreement by which it is bound or to which it is subject; and (b) that the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action, that the signatories for such Party hereto are authorized to sign this Agreement, and that the joinder or consent of any other Party, including a court or trustee or referee, is not necessary to make valid and effective the execution, delivery and performance of this Agreement by such Party.

                                                    CONFIDENTIAL AND PROPRIETARY


                                   ARTICLE 20

                                     GENERAL

         20.1 Binding Effect. This Agreement and each of the Parties' respective rights and obligations under this Agreement, shall be binding on and shall inure to the benefit of the Parties hereto and each of their respective permitted successors and assigns.

         20.2 Waiver. The failure of either Party hereto to enforce any of the provisions of this Agreement, or the waiver thereof in any instance, shall not be construed as a general waiver or relinquishment on its part of any such provision, but the same shall nevertheless be and remain in full force and effect.

         20.3 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the Province of British Columbia, without giving effect to its principles of conflicts of laws.

         20.4 Rules of Construction. The captions or headings in this Agreement are strictly for convenience and shall not be considered in interpreting this Agreement or as amplifying or limiting any of its content. Words in this Agreement which import the singular connotation shall be interpreted as plural, and words which import the plural connotation shall be interpreted as singular, as the identity of the parties or objects referred to may require.

              (a) Unless expressly defined herein, words having well known technical or trade meanings shall be so construed. All listing of items shall not be taken to be exclusive, but shall include other items, whether similar or dissimilar to those listed, as the context reasonably requires.

              (b) Except as set forth to the contrary herein, any right or remedy of Customer or WFNS shall be cumulative and without prejudice to any other right or remedy, whether contained herein or not.

              (c) Nothing in this Agreement is intended to provide any legal rights to anyone not an executing party of this Agreement.

              (d) This Agreement has been fully negotiated between and jointly drafted by the Parties.

              (e) All actions, activities, consents, approvals and other undertakings of the Parties shall be performed in a reasonable and timely manner, it being expressly acknowledged and understood that time is of the essence in the performance of obligations required to be performed by a date expressly specified herein. Except as specifically set forth herein, for the purpose of this Agreement the standards and practices of performance within the telecommunications industry in the relevant market shall be the measure of a Party's performance.

         20.5 Entire Agreement. This Agreement is entered into pursuant to that certain Capacity Lease and Dark Fiber Agreement, dated March 17, 2000. Other than Section 9 of that

                                                    CONFIDENTIAL AND PROPRIETARY


certain Nondisclosure Agreement, dated March 17, 2000, entered into between GT Group Telecom Services Corp. and 360networks inc., the IRU Agreement and the Dark Fiber Sale Agreement, this Agreement constitutes the entire and final agreement and understanding between the Parties with respect to the subject matter hereof and supersedes, replaces and cancels all prior agreements relating to the subject matter hereof, including, without limitation the Transaction Agreement, all of which are of no further force or effect. All exhibits and attachments referred to herein are integral parts hereof and are hereby made a part of this Agreement. To the extent that any of the provisions of any exhibit or attachment hereto are inconsistent with the express terms of this Agreement, the terms of this Agreement shall prevail. This Agreement may only be modified or supplemented by an instrument in writing executed by each Party and delivered to the Party relying on the writing.

         20.6 No Personal Liability. Each action or claim against any Party arising under or relating to this Agreement shall be made only against such Party as a corporation, and any liability relating thereto shall be enforceable only against the corporate assets of such Party. No Party shall seek to pierce the corporate veil or otherwise seek to impose any liability relating to, or arising from, this Agreement against any shareholder, employee, officer or director of the other Party. Each of such persons is an intended beneficiary of the mutual promises set forth in this Article and shall be entitled to enforce the obligations of this Article.

         20.7 Relationship of the Parties. The relationship between Customer and WFNS shall not be that of partners, agents, or joint venturers for one another, and nothing contained in this Agreement shall be deemed to constitute a partnership or agency agreement between them for any purposes, including, but not limited to federal income tax purposes. Customer and WFNS, in performing any of their obligations hereunder, shall be independent contractors or independent parties and shall discharge their contractual obligations at their own risk subject, however, to the terms and conditions hereof.

         20.8 Severability. If any term, covenant or condition contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, the remainder of this Agreement shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         20.9 Attorneys' Fees. If either Party commences an action against the other Party arising out of or related to this Agreement, the prevailing Party in such litigation shall be entitled to reasonable attorneys' fees and costs in addition to such other relief as may be awarded.

         20.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

         20.11 Title to Equipment; Infrastructure. This Agreement shall not in any way convey title or any interest in the infrastructure, systems, equipment, facilities or other property of WFNS (or its Affiliates) utilized in connection with the provision of Capacity to Customer.

         20.12 Condition. The validity and efficacy of this Agreement is conditioned upon the execution and delivery of the Dark Fiber Agreement and the IRU Agreement.

         20.13 Performance. For all purposes hereunder (a) Worldwide Fiber Network Services, Inc. shall perform WFNS's obligations under this Agreement in the United States, and Worldwide Fiber Network Services Ltd. shall perform WFNS's obligations under this

                                                    CONFIDENTIAL AND PROPRIETARY


Agreement in Canada, and (b) subject to Section 3.10, GT Group Telecom Services
(USA) Corp. shall perform Customer's obligations under this Agreement in the United States, and GT Group Telecom Services Corp. shall perform Customer's obligations under this Agreement in Canada.

                                                    CONFIDENTIAL AND PROPRIETARY


         In confirmation of their consent and agreement to the terms and conditions contained in this Agreement and intending to be legally bound hereby, the Parties have executed this Agreement as of the date first above written.

                  WORLDWIDE FIBER NETWORK SERVICES LTD.


                  By:      ____________________________________________________

                  Name:    ____________________________________________________

                  Title:   ____________________________________________________


                  WORLDWIDE FIBER NETWORK SERVICES, INC.


                  By:      ____________________________________________________

                  Name:    ____________________________________________________

                  Title:   ____________________________________________________


                  GT GROUP TELECOM SERVICES CORP.

                  By:      ____________________________________________________

                  Name:    ____________________________________________________

                  Title:   ____________________________________________________


                  GT GROUP TELECOM SERVICES (USA) CORP.

                  By:      ____________________________________________________

                  Name:    ____________________________________________________

                  Title:   ____________________________________________________